Exhibit 99

October 27, 2015

CTG Reports Third Quarter 2015 Results

EPS of $0.13; Continued Progress on Business Initiatives

BUFFALO, N.Y., October 27, 2015 — CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced its financial results for the third quarter ended October 2, 2015.

Third Quarter Financial Highlights

•	Revenue was $93.1 million, a decrease of 1.8% from the second quarter and down 3.8% from the prior year quarter;

•	Operating margin was 3.8%, compared with 1.2% in the second quarter, after charges, and 4.7% in the third quarter 2014;

•	GAAP net income was $0.13 per diluted share, compared with $0.03 per diluted share in the prior quarter, which included $0.08 of charges, and $0.17 per share in the year-ago quarter;

•	The quarter ended with cash and short-term investments of $20.9 million, reflecting balance sheet restructuring and cessation of client early pay program; and

•	Paid quarterly cash dividend of $0.06 per share.

CTG Chief Executive Officer Cliff Bleustein commented, “We continued to make meaningful progress on a number of our business initiatives during the quarter, including sales capacity, cost improvements and capital efficiency. More specifically, we exceeded the high-end of our earnings guidance despite a reduction in headcount at a large staffing customer that resulted in lower than expected quarterly revenue. While the current environment continues to be challenging for many of our customers, we remain committed to enhancing our leadership, sales and technical capabilities to elevate the value that CTG provides.

“Strategic staffing services reflected our ability to partially mitigate the pressure from the lower headcount by closely aligning services with both our direct customers and their end customers. We also continued to invest in additional capacity to drive growth in this business, including a 33% increase in recruiting staff year-to-date, a number of new sales roles to support business development, and a search for a vice president. Our early success is demonstrated by winning a number of new customer accounts as we seek to diversify our staffing business not only across industries, but also within additional divisions at existing customers.

“Our higher margin healthcare solutions consulting group also achieved a meaningful amount of activity during the quarter. We continue to manage the trail-off in EMR business while realigning our talent and technology assets to better position CTG for an evolving set of new opportunities. These efforts include expanded advisory and technology services, off-shore partnerships and cross-selling between our business groups. We are actively in the process of hiring multiple healthcare sales professionals in support of our initiatives to broaden engagements with existing customers as well as grow our customer base. Additional new technical capabilities are also being added which will expand our solutions offering for customers. We also continue to invest in the growth of our energy and European markets through the addition of sales professionals and recruiters.

“We expect to face continued headwinds for the next few quarters, including a challenging macro-environment for customers. We are also continuing to transition our healthcare business in response to the trail-off of legacy EMR implementations. Although the investments we are making in leadership, sales and technology services will take time to implement and yield material results, successful execution on our initiatives will create a business with more diverse revenue, improved profitability and broader growth opportunities.”

Consolidated Results

Revenue in the third quarter ended October 2, 2015 was $93.1 million, compared with $94.7 million in the second quarter of 2015 and $96.8 million in the third quarter of 2014. Revenue was impacted by the continued decline of CTG’s EMR business, a reduction in staffing headcount at a large customer and $3.1 million of unfavorable currency impact in the quarter.

Direct costs in the third quarter were $75.6 million, or 81.2% of revenue, compared with $79.1 million, or 83.5% of revenue in the second 2015 quarter, and $77.7 million, or 80.3% of revenue, in the year-ago quarter. SG&A expense was $13.9 million, down from $14.5 million in the second quarter and year-ago quarter.

Operating income increased sequentially to $3.6 million, or 3.8% of revenue, compared with 1.2% of revenue in the second quarter of 2015. Second quarter 2015 operating margin included a 240 basis point reduction related to charges for CTG’s European workforce reduction and the write-down of its medical management tool. Operating margin in the third quarter of 2014 was 4.7%.

CTG’s effective income tax rate in the third quarter was 41.5%, compared with 48.4% in the second 2015 quarter and 39.9% in the third 2014 quarter.

GAAP net income in the third quarter of 2015 was $2.1 million, or $0.13 per diluted share, compared with GAAP net income of $554 thousand, or $0.03 per diluted share, in the 2015 second quarter. Second quarter 2015 net income was reduced by $0.08 due to the company’s workforce reduction and medical management tool write-down. GAAP net income in the third quarter of 2014 was $2.7 million, or $0.17 per diluted share.

Balance Sheet

Cash and short term investments at the end of the third quarter were $20.9 million, compared with $31.4 million at the prior quarter end. During the third quarter, the company repaid $17.5 million in loans against company-owned life insurance policies, partially funded by $10.0 million of new long-term debt. The company also terminated an early payment program with a large customer, which increased accounts receivable sequentially to $75.0 million at the end of the third quarter from $63.5 million at the end of the second quarter, and days sales outstanding to 73 days from 61 days. These actions and respective changes reflect the company’s business plan to lower its cost of capital.

Stock Repurchase Program

CTG repurchased 78,000 of its shares in the 2015 third quarter, at an average price of $7.24 per share. As of October 27, 2015, there were approximately 455,000 shares available under CTG’s current repurchase authorization.

2015 Guidance and Outlook

CTG expects total revenue for the 2015 fourth quarter to range between $87 and $89 million. GAAP net income is expected to be between $0.11 and $0.13 per diluted share. There are 62 billing days in the fourth quarter 2015 vs. 66 billings days in the prior year quarter.

For the full year 2015, CTG expects revenue to range between $373 and $375 million. The revenue outlook includes approximately $12 million in negative currency adjustments. GAAP net income is expected to be between $0.35 and $0.37 per diluted share. Net income includes $0.08 for costs associated with CTG’s European workforce reduction and the write-down of its medical management tools undertaken earlier in 2015.

Conference Call and Webcast

CTG will hold a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-888-276-0010 by 8:20 a.m. Eastern Time and ask for the CTG conference call. The call will also be webcast from CTG’s website at http://www.ctg.com.

A replay of the call will be available between 10:30 a.m. Eastern Time October 27, 2015, and 11:00 p.m. Eastern Time October 30, 2015, by dialing 1-800-475-6701 and entering conference ID 341054. The webcast will be archived on CTG’s website at http://investor.ctg.com/events.cfm for approximately 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by nearly 50 years of experience and proprietary methodologies, CTG has a proven track record of delivering high-value, industry-specific staffing services and solutions to its clients. CTG operates in North America and Western Europe, and regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2015, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, feedback from existing and potential new customers, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the dependence on orders from certain customers and their degree of concentration, the uncertainty of customers’ implementation of cost reduction projects, the ability of the Company to identify and develop marketable services, the anticipated amount and timing of revenue from business wins, risks relating to fluctuations in the Company’s operating results, the effect of healthcare reform mandates and initiatives, the mix of work and revenue between staffing and solutions, currency exchange risks, and new changes in government regulations and laws that affect the IT industry and the industries and countries in which the Company and its clients operate, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2014 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7244

Computer Task Group, Incorporated (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Oct. 2, 2015	Sept. 26, 2014	Oct. 2, 2015	Sept. 26, 2014

Revenue	$93,055	$96,760	$285,276	$295,002
Direct costs	75,587	77,723	234,902	233,835
Percent of revenue	81.2%	80.3%	82.4%	79.2%
Selling, general and administrative expenses	13,901	14,466	43,478	45,651

Percent of revenue	15.0%	15.0%	15.2%	15.5%
Operating income	3,567	4,571	6,896	15,516
Operating margin	3.8%	4.7%	2.4%	5.3%
Other income (expense), net	(24)	(33)	(76)	(185)

Income before income taxes	3,543	4,538	6,820	15,331
Provision for income taxes	1,472	1,812	2,928	6,206

Effective tax rate	41.5%	39.9%	42.9%	40.5%
Net income	$2,071	$2,726	$3,892	$9,125

Net income per share:
Basic	$0.13	$0.18	$0.25	$0.61

Diluted	$0.13	$0.17	$0.24	$0.56

Weighted average shares outstanding:
Basic	15,477	15,075	15,441	15,074
Diluted	15,864	16,160	15,904	16,336

Cash dividend declared per share	$0.06	$0.06	$0.18	$0.18

Computer Task Group, Incorporated (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Oct. 2, 2015	Dec. 31, 2014	Sept. 26, 2014

Current Assets:
Cash and cash equivalents	$20,945	$40,862	$28,256
Accounts receivable, net	75,009	67,292	71,080
Other current assets	4,068	4,580	5,096

Total Current assets	100,022	112,734	104,432

Property, equipment and capitalized software, net	5,551	6,793	8,355
Goodwill	37,268	37,409	37,493
Other assets	35,895	13,309	13,137

Total Assets	$178,736	$170,245	$163,417

Current Liabilities:
Accounts payable	$6,501	$8,865	$8,311
Dividend payable	915	896	893
Accrued compensation	27,976	27,371	23,095
Other current liabilities	5,309	6,377	5,062

Total current liabilities	40,701	43,509	37,361

Long-term debt	10,000	—	—
Other liabilities	14,337	15,770	10,369
Shareholders’ equity	113,698	110,966	115,687

Total Liabilities and Shareholders’ Equity	$178,736	$170,245	$163,417

Computer Task Group, Incorporated (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three Quarters Ended
	Oct. 2, 2015	Sept. 26, 2014

Net income	$3,892	$9,125
Depreciation and amortization expense	1,532	2,298
Equity-based compensation expense	966	1,858
Other operating items	(10,323)	(22,243)

Net cash used in operating activities	(3,933)	(8,962)
Net cash used in investing activities	(999)	(2,304)
Net cash used in financing activities	(14,180)	(5,898)
Effect of exchange rates on cash and cash equivalents	(805)	(807)

Net decrease in cash and cash equivalents	(19,917)	(17,971)
Cash and cash equivalents at beginning of period	40,862	46,227

Cash and cash equivalents at end of period	$20,945	$28,256

Computer Task Group, Incorporated (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Three Quarters Ended
	Oct. 2, 2015		Sept. 26, 2014		Oct. 2, 2015		Sept. 26, 2014

Revenue by Service
IT Solutions	$30,099	32%	$35,294	36%	$93,518	33%	$114,902	39%
IT Staffing	62,956	68%	61,466	64%	191,758	67%	180,100	61%

Total	$93,055	100%	$96,760	100%	$285,276	100%	$295,002	100%

Revenue by Vertical Market
Technology service providers		32%		29%		30%		27%
Manufacturing		25%		23%		27%		23%
Healthcare		24%		27%		24%		29%
Financial services		7%		8%		7%		8%
Energy		5%		6%		5%		6%
General markets		7%		7%		7%		7%

Total		100%		100%		100%		100%

Revenue by Location
North America	$76,819	83%	$78,430	81%	$234,597	82%	$236,092	80%
Europe	16,236	17%	18,330	19%	50,679	18%	58,910	20%

Total	$93,055	100%	$96,760	100%	$285,276	100%	$295,002	100%

Foreign Currency Impact on Revenue
Europe	$(3,074)		$148		$(10,671)		$1,922

Billable Travel Included in Revenue and Direct Cost
Billable Travel	$1,655		$1,919		$5,199		$6,982

Cash at End of Period	$20,945		$28,256

Cash from Operations	$(1,727)		$(2,363)		$(3,933)		$(8,962)

Long-term Debt Balance	$10,000		$—

Billable Days in Period	64		63		193		189

DSO	73		67